Exhibit 23.2

KPMG LLP
American International Plaza
Suite 1100
250 Muñoz Rivera Avenue
San Juan, PR 00918-1819

Consent of Independent Registered Public Accounting Firm

The Board of Directors

OFG Bancorp:

We consent to the incorporation by reference in this registration statement on Form S-8 of OFG Bancorp (the “Company”) of our reports dated March 14, 2013, with respect to the consolidated statements of financial condition of the Company as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of the Company and to the reference to our firm under the heading “Experts” in the Form S-8.

Our report dated March 14, 2013, on the effectiveness of internal control over financial reporting as of December 31, 2012, contain an explanatory paragraph that states that the Group acquired all of the outstanding common stock of BBVA PR Holding Corporation (and, thereby, its subsidiaries) and BBVA Securities of Puerto Rico, Inc. (collectively, the “BBVAPR Companies”) on December 18, 2012, and management excluded from its assessment of the effectiveness of the Group’s internal control over financial reporting as of December 31, 2012, the BBVAPR Companies’ internal control over financial reporting associated with total assets of $4.5 billion, total liabilities of $4.0 billion and total net interest income of $7.8 million included in the consolidated financial statements of the Group as of and for the year ended December 31, 2012. Our audit of internal control over financial reporting of the Group also excluded an evaluation of the internal control over financial reporting of the BBVAPR Companies.

San Juan, Puerto Rico

September 30, 2013

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.